                                                                    EXHIBIT 99.3



FOR FURTHER INFORMATION:         Sandy Fruhman, Media - (713) 207-3123
                                 Dennis Barber, Investors - (713) 207-3042

FOR IMMEDIATE RELEASE:           September 27, 2001


              RELIANT RESOURCES ANNOUNCES EARNINGS OUTLOOK ASSUMING
                  COMPLETION OF THE ACQUISITION OF ORION POWER


         HOUSTON, TX. - Reliant Resources, Inc. (NYSE: RRI) announced earnings per share expectations for 2002 of $2.05 to $2.15, assuming completion of the acquisition of Orion Power Holdings, Inc., also announced today, and the disposition of Reliant's generation assets in the Netherlands. This guidance is in line with earnings estimates for the company prior to the acquisition of Orion Power. Although the acquisition of Orion Power will be immediately accretive to Reliant Resources, the company is not raising guidance for the combined entity due to recent developments in the gas and power markets.

         Reliant continues to expect earnings for 2001 of $1.60 to $1.70 per share.

         Reliant Resources will provide additional information in a financial analyst teleconference call today at 10:00 a.m. EDT. Interested parties may listen to a live audio broadcast of the conference call at www.reliantresources.com in the Investing section. Parties may also listen to an online replay that will follow within two hours after completion of the call.

         The webcast requires listeners to have a multimedia computer with speakers and RealPlayer or Windows Media Player installed. Please visit the website at least 15 minutes before the scheduled broadcast to register for the event and download and install any necessary audio software.

         Reliant Resources, based in Houston, Texas, provides electricity and energy services to wholesale and retail customers in the U.S. and Europe. The company has nearly 20,000 megawatts of power generation capacity in operation, under construction or under contract in the U.S. and is one of only five companies to rank among both the ten largest power marketers and the ten largest natural gas marketers in North America. Reliant Resources also has wholesale trading and marketing operations and nearly 3,500 megawatts of power generation in operation in Western Europe. At the retail level,

Reliant Resources provides energy services and will serve approximately 1.7 million customers in Texas when the electricity market opens to full retail competition in January 2002. Reliant Resources currently is a majority-owned subsidiary of Reliant Energy (NYSE: REI).

         This news release includes forward-looking statements. Actual events and results may differ materially from those projected. Factors that could affect actual results include the timing and impact of future regulatory and legislative decisions, changes in Reliant Resources' business plans, financial market conditions and other factors discussed in Reliant Resources' filings with the Securities and Exchange Commission.


                                      # # #